Exhibit 5.1

Harney Westwood & Riegels 14th Floor, Alexandra House 18 Chater Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

11 September 2026

raymond.ng@harneys.com

+852 5806 7883

066744-0003-RLN

iOThree Limited

c/o Ascentium (Cayman) Limited

4th Floor, Harbour Place103

South Church Street

P.O. Box 10240

Grand Cayman KY1-1002

Cayman Islands

Dear Sir or Madam

iOThree Limited (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, and accompanying prospectus filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act) (the Registration Statement), relating to, among others, (i) the offering (the Offering) by the Company of up to 1,831,502 units (the Units), each consisting of one ordinary share of a par value of US$0.0625 each (each an Ordinary Share) or one pre-funded warrant (in lieu of one Ordinary Share, each a Pre-Funded Warrant) of the Company, together with one warrant, each to purchase up to one Ordinary Share (each a Common Warrant, and together with the Pre-Funded Warrant, the Warrant); and (ii) issuance of the Ordinary Shares pursuant to the Units upon exercise of the Warrants. In this opinion Companies Act means the Companies Act (2026 Revision) of the Cayman Islands.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1) which we regard as necessary in order to issue this opinion. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

The British Virgin Islands is Harneys Hong Kong office’s main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Resident Partners: M Chu | Y Fan | SG Gray | IC Groark | SO Karolczuk | PM Kay | MW Kwok

WPT Lee | IN Mann | BP McCosker | R Ng | PJ Sephton

616294840.5

Anguilla | Bermuda | British Virgin Islands Cayman Islands | Cyprus | Dubai | Hong Kong | Jersey London | Luxembourg | Shanghai | Singapore harneys.com

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the Cayman Islands. The Company is a separate legal entity and is subject to suit in its own name.

2	Authorised Share Capital. Based on our review of the M&A (as defined in Schedule 1) and the Share Consolidation Resolutions (as defined in Schedule 1), the share capital of the Company is US$5,000,000 divided into 80,000,000 shares, comprising of (i) 70,000,000 ordinary shares of a par value of US$0.0625 each, (ii) 9,000,000 class A shares of a par value of US$0.0625 each, and (iii) 1,000,000 preferred shares of a par value of US$0.0625 each.

3	Authorisation. The allotment and issuance by the Company of the Ordinary Shares on the basis contemplated in the Registration Statement and the Transaction Documents have been duly authorised and approved by all necessary corporate action of the Company.

4	Valid Issuance of Ordinary Shares. The Ordinary Shares, when allotted, issued and fully paid for in accordance with the Registration Statement, and when the names of the shareholders are entered in the register of members of the Company, the Ordinary Shares will be validly issued, allotted, fully paid and non-assessable, and there will be no further obligation of the holders of any of the Ordinary Shares to make any further payment to the Company in respect of such Ordinary Shares.

5	Cayman Islands Law. The statements under the caption “Enforceability of Civil Liabilities”, “Description of Shares and Certain Cayman Islands Considerations” and “Material Tax Consideration” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

Harney Westwood & Riegels

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Schedule 1

List of Documents and Records Examined

1	The certificate of incorporation of the Company dated 21 August 2023;

2	The second amended and restated memorandum and articles of association of the Company adopted by special resolution dated 10 October 2025 (the M&A);

3	The register of directors of the Company provided to us on 7 July 2026;

Copies of 1 to 3 above have been provided to us by the Company (the Corporate Documents, and together with 4 to 11 below, the Documents).

4	A copy of the executed written resolutions of the directors of the Company dated 16 October 2025 (the Share Consolidation Resolutions);

5	A copy of the executed written resolutions of the directors of the Company dated 22 July 2026 (the F-1 Approval Resolutions, together with the Share Consolidation Resolutions, the Resolutions);

6	A certificate of incumbency issued by Ascentium (Cayman) Limited, the registered office provider of the Company, on 10 July 2026;

7	A certificate of good standing in respect of the Company issued by the Registrar of Companies dated 9 July 2026;

8	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands (the Court Register) via the Court’s Digital System (as defined in Schedule 3) conducted on 11 September 2026 (the Court Search Date);

9	A certificate from a director of the Company dated 10 September 2026, a copy of which is attached hereto (the Director’s Certificate);

10	The Registration Statement to be filed with the Commission on or about the date of this opinion; and

11	Copies of the draft Transaction Documents consisting of the following:

(a)	the placement agency agreement to be entered into between the Company and Maxim Group LLC;

(b)	the securities purchase agreement to be entered into between the Company and each investor in connection with the Offering;

(c)	the lock-up agreement to be entered into between each of the Company’s executive officers and directors and Maxim Group LLC;

(d)	a form of the Common Warrant; and

(e)	a form of the Pre-Funded Warrant,

((a) to (e) above are the Transaction Documents).

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Schedule 2

Assumptions

1	Authenticity of Documents. Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. All original Documents are authentic, all signatures, initials and seals are genuine.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete as at the date of the passing of the Resolutions.

3	Director’s Certificate. The contents of the Director’s Certificate are true and accurate as at the date of this opinion and there is no information not contained in the Director’s Certificate that will in any way affect this opinion.

4	Court Search. The Court Register examined by us via the Court’s Digital System on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

5	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets.

6	Resolutions. The Resolutions passed as written resolutions have been duly executed (and where executed by a corporate entity, such execution has been duly authorised if so required) by or on behalf of each director or shareholder (as the case may be), and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

7	Unseen Documents. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

8	Solvency. The Company was on the date of this opinion able to pay its debts as they became due, and issuing the securities as contemplated by the Registration Statement will not cause the Company to become unable to pay its debts as they fall due.

9	Shares. No Ordinary Share will be issued for a price which is lower than its par value, and the Company will have sufficient authorised but unissued share capital to issue each Ordinary Share.

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Schedule 3

Qualifications

1	Stamp Duty. Cayman Islands stamp duty may be payable if the original Registration Statement or the original Transaction Documents are executed in, brought to, or produced before a court of, the Cayman Islands.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3	Commercial Terms. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4	Meaning of Non-Assessable. In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

6	Court Search. The search of the Court Register has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the Court’s Digital System), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

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Annex

Director’s Certificate

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